Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2019 (except Note 23, as to which the date is July 12, 2019), in the Registration Statement (Form F-1) and related Prospectus of CloudMinds Inc. dated July 12, 2019.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

July 12, 2019